Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Tivity Health, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 1, 2017	North Tide Capital Master, LP

	By:	North Tide Capital GP, LLC its General Partner

	By:	/s/ Conan J. Laughlin
		Name:	Conan J. Laughlin
		Title:	Manager

NTC Special Opportunities I Master, LP

By:	North Tide Capital GP, LLC its General Partner

By:	/s/ Conan J. Laughlin
	Name:	Conan J. Laughlin
	Title:	Manager

North Tide Capital, LLC

By:	/s/ Conan J. Laughlin
	Name:	Conan J. Laughlin
	Title:	Manager

/s/ Conan J. Laughlin
Conan J. Laughlin